Exhibit 99 (d)(17)(B)

JOHN HANCOCK FUNDS II

FORM OF SUB-SUBADVISORY AGREEMENT

AGREEMENT made this 25th_ day of _June_______, 2015, between Standard Life Investments (Corporate Funds) Limited, a Scottish company (the “Standard Life”), and Standard Life Investments (USA) Limited, a United Kingdom corporation (the “Standard Life USA”). In consideration of the mutual covenants contained herein, the parties agree as follows:

WHEREAS, Standard Life and Standard Life USA are each registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engaged in the business of supplying investment management services, as independent contractors;

WHEREAS, Standard Life, pursuant to an investment management agreement with John Hancock Advisers, LLC (“John Hancock”) dated January 1, 2014, (the “Investment Management Agreement”), has been retained to render investment advisory services to the portfolios of John Hancock Funds II (the “Trust”) specified in Appendix A to the Investment Management Agreement, which appendix currently specifies the Global Absolute Return Strategies Fund (the “Portfolio”);

WHEREAS, Standard Life wishes to engage the portfolio management services of Standard Life USA to assist in the management of the Portfolio, as Standard Life determines appropriate from time to time, in its sole discretion;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.	SERVICES TO BE RENDERED BY STANDARD LIFE USA TO THE TRUST

a.	Subject always to the direction and control of the Trustees of the Trust, Standard Life USA will manage the investments and determine the composition of the assets of the Portfolio in accordance with the Portfolio’s investment objectives, investment policies and limitations set forth in the Trust’s registration statement, as amended, or as subsequently amended in writing. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Portfolio, Standard Life USA will:

i.	obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Portfolio or are under consideration for inclusion in the Portfolio;

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ii.	formulate and implement a continuous investment program for the Portfolio consistent with the investment objectives and related investment policies and limitations for the Portfolio as described in the Trust’s registration statement, as amended, or as subsequently amended in writing;

iii.	take whatever steps are necessary to implement these investment programs by the purchase and sale of securities (including the placing of orders for such purchases and sales), entering into derivative transactions and by managing all cash in the Portfolio;

iv.	manage required collateral levels in connection with the investment and reinvestment of the assets of the Portfolio. Standard Life USA will provide instructions to the custodian for the Portfolio (the “Custodian”) to post collateral and to call for collateral from counterparties, as necessary, and will arrange for the transmission to the Custodian on a daily basis such confirmation, trade tickets, and other identifying information (including, but not limited to, Cusip, Cedel, or other numbers that identify the securities to be purchased or sold on behalf of the Portfolio) as may be reasonably necessary to enable the Custodian to perform its administrative and recordkeeping responsibilities with respect to the Portfolio. Standard Life USA will provide reports with respect to its collateral management activities as requested by the Adviser;

v.	regularly report to the Trustees of the Trust with respect to the implementation of these investment programs; and

vi.	provide assistance with and make recommendations for the fair value of securities held by the Portfolio for which market quotations are not readily available or which may be identified for review from time to time by either the Trust or Standard Life USA.

b.	Standard Life USA, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Portfolio (excluding determination of net asset value and fund accounting services).

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c.	Standard Life USA will select brokers, dealers, futures commission merchants and other counterparties to effect all transactions for the Portfolio, including without limitation, with respect to transactions in securities, derivatives, foreign currency exchange, commodities and/or any other investments. Standard Life USA will place all orders with brokers, dealers, counterparties or issuers, and will negotiate brokerage commissions, spreads and other financial and non-financial terms, as applicable. Standard Life USA will always seek the best possible price and execution in the circumstances in all transactions. Subject to the foregoing, Standard Life USA is directed at all times to seek to execute transactions for the Portfolio in accordance with its trading policies, as disclosed by Standard Life USA to the Trust from time to time, but in all cases subject to policies and practices established by the Trust and described in the Trust’s registration statement. Notwithstanding the foregoing, Standard Life USA may pay a broker-dealer that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer to the extent permitted by Section 28(e) of the Securities Exchange Act of 1934 and by the Trust’s registration statement, if Standard Life USA determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or Standard Life USA’s overall responsibilities with respect to accounts managed by Standard Life USA. Standard Life USA may use for the benefit of Standard Life USA’s other clients, or make available to companies affiliated with Standard Life USA or to its directors for the benefit of its clients, any such brokerage and research services that Standard Life USA obtains from brokers or dealers.

d.	Standard Life USA will maintain all accounts, books and records with respect to the Portfolio as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and the rules thereunder.

e.	Standard Life USA shall vote proxies relating to the Portfolio’s investment securities in accordance with the Trust’s proxy voting policies and procedures, which provide that Standard Life USA shall vote all proxies relating to securities held by the Portfolio and, subject to the Trust’s policies and procedures, shall use proxy voting policies and procedures adopted by Standard Life USA in conformance with Rule 206(4)-6 under the Investment Advisers Act. Standard Life USA shall review its proxy voting activities on a periodic basis with the Trustees.

f.	In making investment decisions, Standard Life USA shall exercise its discretion upon the information from time to time available to it. Standard Life USA shall act in compliance with all applicable laws, regulations and fiduciary duties relating to insider trading or insider dealing while in possession of material non-public or inside information.

3.	COMPENSATION OF SUBADVISER

For the services provided to the Portfolio, the Standard Life will pay Standard Life USA with respect to the Portfolio a fee of [   ]%. The fee will be appropriately prorated to reflect any portion of a calendar month that this Agreement is not in effect between the parties. Standard Life is solely responsible for the payment of fees to Standard Life USA, and Standard Life USA agrees to seek payment of its fees solely from Standard Life. Neither the Trust nor the Portfolio shall have liability for Standard Life USA’s fee hereunder.

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4.	LIABILITY OF SUBADVISER

Neither Standard Life USA nor any of its directors, officers or employees shall be liable to the Adviser or the Trust for any loss suffered by the Adviser or Portfolio resulting from its acts or omissions as subadviser to the Portfolio, except for losses resulting from willful misfeasance, bad faith, or gross negligence in the performance of, or from the reckless disregard of, the duties of Standard Life USA or any of its directors, officers or employees.

5.	SUPPLEMENTAL ARRANGEMENTS

Standard Life USA may delegate to any other one or more companies that Standard Life USA controls, is controlled by, or is under common control with, or to specified employees of any such companies, certain of Standard Life USA's duties under this Agreement, provided in each case Standard Life USA will notify the Adviser in writing before entering into such arrangements, Standard Life USA will supervise the activities of each such entity and employees thereof, that such delegation will not relieve Standard Life USA of any of its duties or obligations under this Agreement and that any such arrangements are entered into in accordance with all applicable requirements of the Investment Company Act and U.S. Securities and Exchange Commission guidance thereunder. Standard Life USA shall be responsible for any acts or omissions of such other persons.

6.	REGULATION

Standard Life USA shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

7.	DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective on the date first indicated above, subject to the condition that the Trust’s Board, including a majority of those Trustees who are not interested persons (as such term is defined in the Investment Company Act) of the Adviser or Standard Life USA, shall have approved this Agreement in the manner required by the Investment Company Act. Unless terminated as provided herein, this Agreement shall remain in full force and effect through and including the second anniversary of the date first indicated above, and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance is specifically approved at least annually by (a) the Board, or by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Portfolio, and (b) the vote of a majority of those Trustees who are not interested persons (as such term is defined in the Investment Company Act) of any such party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, or, with respect to the Portfolio, by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to the Adviser, Standard Life and Standard Life USA, or by the Adviser, Standard Life or Standard Life USA on sixty days’ written notice to the Portfolio and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason.

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8.	PROVISION OF CERTAIN INFORMATION BY SUBADVISER

Standard Life USA will promptly notify the Adviser in writing of the occurrence of any of the following events:

a.	Standard Life USA fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which Standard Life USA is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.	Standard Life USA is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c.	any change in actual control or management of Standard Life USA or any change in the portfolio managers of the Portfolio.

9.	USE OF NAME

Standard Life USA agrees not to use the names, or any derivatives of the names “John Hancock,” “John Hancock Advisers, LLC” or the names of any such entities’ affiliates without first obtaining the applicable entity’s express, written consent prior to the use of such name.

10.	AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment.

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11.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

12.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

13.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

14.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

15.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

16.	LIMITATION OF LIABILITY

The Agreement and Declaration of Trust of the Trust, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name “John Hancock Funds II” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any portfolio thereof, but only the assets belonging to the Trust, or to the particular portfolio with respect to which such obligation or claim arose, shall be liable.

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17.	CONFIDENTIALITY

a.          All information of or pertaining to the Trust, the Adviser and any of its affiliates, whether stored on computer disk or as electronic media, to which Standard Life USA is given access or otherwise obtains in the course of its provision of the services under this Agreement, including but not limited to the Portfolio’s holdings and shareholder information (which includes, without limitation, names, addresses, telephone numbers, account numbers, demographic, financial and transactional information), is referred to as “Confidential Information.”

b.          Standard Life USA shall hold all Confidential Information in confidence and shall not disclose any Confidential Information to any person, unless otherwise permitted hereunder and Standard Life USA shall not use any such Confidential Information for purposes other than in connection with the services provided under this Agreement.

c.          Standard Life USA agrees to treat the Portfolio’s holdings as confidential information in accordance with the Trust’s “Policies and Procedures Regarding Disclosure of Portfolio Holdings” as such Policy may be amended from time to time, and to prohibit its employees from disclosing or trading while in possession of any such confidential information.

d.          If Standard Life USA becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Standard Life USA may disclose such Confidential Information to the extent legally required; provided, however, that Standard Life USA shall (i) first notify the Trust of such legal process, unless such notice is prohibited by statute, rule or court order, (ii) attempt to obtain the Trust’s consent to such disclosure, and (iii) in the event consent is not given, agree to permit a motion to quash, or other similar procedural step, to frustrate the production or publication of information. In making any disclosure under such legal process, the parties agree to use commercially reasonable efforts to preserve the confidential nature of such information. Nothing herein shall require Standard Life USA to fail to honor a validly issued subpoena, court or administrative order, or other legal requirement on a timely basis.

18.	CONSULTATION WITH SUBADVISERS TO OTHER FUND PORTFOLIOS

As required by Rule 17a-10 under the Investment Company Act, Standard Life USA is prohibited from consulting with the entities listed below concerning transactions for the Portfolio in securities or other assets:

1.	other subadvisers to the Portfolio;

2.	other subadvisers to a Trust portfolio; and

3.	other subadvisers to a portfolio under common control with a Portfolio.

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19.	COMPLIANCE

In managing the investments of and determining the composition of the assets of the Portfolio and in performing its other services and obligations hereunder, Standard Life USA shall: (i) comply with the investment objectives, policies and restrictions of the Portfolio as set forth in the registration statement of the Portfolio, as from time to time amended or supplemented; (ii) comply with all policies, guidelines, instructions and procedures approved by the Board or the Adviser with respect to the Portfolio and furnished to Standard Life USA; (iii) comply with all applicable requirements of the Investment Advisers Act, the Investment Company Act and the rules and regulations under each thereof, as the same may be amended from time to time; (iv) cause the Portfolio to comply with (a) the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company (for so long as the Portfolio seeks to qualify as a regulated investment company under the Code) and (b) the diversification requirements under Subchapter L of the Code; and (v) comply with all other applicable law, rules and regulations. In addition, Standard Life USA shall maintain compliance procedures for the Portfolio that Standard Life USA reasonably believes are adequate to ensure its and the Portfolio’s compliance with the foregoing.

Upon execution of this Agreement, Standard Life USA shall provide the Adviser with Standard Life USA’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, Standard Life USA shall promptly submit to the Adviser: (i) any material changes to the Compliance Policies, (ii) notification of the commencement of a regulatory examination of Standard Life USA by any relevant regulatory authority and documentation describing the results of any such examination and of any periodic testing of the Compliance Policies, (iii) documentation of any formal review of Standard Life USA’s Compliance Policies and (iv) notification of any material compliance matter that relates to the services provided by Standard Life USA to the Portfolio including, but not limited to, any material violation of the Compliance Policies or of Standard Life USA’s code of ethics and/or related code. Throughout the term of this Agreement, Standard Life USA shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Portfolio to comply with Rule 38a-1 under the Investment Company Act. Standard Life USA also agrees to provide such other information relating to Standard Life USA’s compliance program as may be reasonably requested by the Portfolio, the Portfolio’s Chief Compliance Officer, or his or her authorized representative.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

Standard Life Investments (Corporate Funds) Limited

By:	/s/ William Littleboy
Name: William Littleboy
Title: Director

By:	/s/ C.R Walklin
Name: C.R. Walklin
Title: Director

Standard Life Investments (USA) Limited

By:	/s/ William H. Perry
Name: William H. Perry
Title: CEO

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